                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.   20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*


                            SOUTHWEST BANCORP, INC.
        --------------------------------------------------------------
                               (Name of Issuer)

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
        --------------------------------------------------------------
                        (Title of Class of Securities)

                                  844767 10 3
        --------------------------------------------------------------
                                (CUSIP Number)

                                Joyce P. Berry
                               312 South Willis
                          Stillwater, Oklahoma 74074
                                (405) 377-1712
         ------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages
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---------------------------                              --------------------
CUSIP No.  844767 10 3                  13G              Page 2 of 5 Pages
---------------------------                              --------------------

------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON
    JOYCE P. BERRY
------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* a [ ]
                                                      b [ ]
------------------------------------------------------------------------------
 3  SEC USE ONLY

------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
------------------------------------------------------------------------------
                5  SOLE VOTING POWER
                   232,482
  NUMBER OF     --------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY      0
   OWNED BY     --------------------------------------------------------------
     EACH       7  SOLE DISPOSITIVE POWER
  REPORTING        232,482
 PERSON WITH    --------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
                   0
------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
    232,482
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    6.1%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
    IN
------------------------------------------------------------------------------

                               Page 2 of 5 Pages
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Item 1(a)   Name of Issuer:
            ---------------
            Southwest Bancorp, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:
            ------------------------------------------------
            608 South Main Street
            Stillwater, Oklahoma  74074

Item 2(a)   Name of Person Filing:
            ----------------------
            Joyce P. Berry

Item 2(b)   Address of Principal Business Office, or if None,
            -------------------------------------------------
            Residence:
            ----------
            312 South Willis
            Stillwater, Oklahoma 74074

Item 2(c)   Citizenship:
            -----------
            United States

Item 2(d)   Title of Class of Securities:
            -----------------------------
            Common Stock, par value $1.00 per share

Item 2(e)   CUSIP Number:
            -------------
            844767 10 3

Item 3      If this statement is filed under Rule 13d-1(b) or
            -------------------------------------------------
            Rule 13d-2(b), check whether the person filing is a:
            ----------------------------------------------------

            - Not Applicable since this statement is being filed
              under Rule 13d-1(c).

Item 4(a)   Amount Beneficially Owned: 229,940 shares
            --------------------------

Item 4(b)   Percent of Class:  6.1%
            -----------------

Item 4(c)   Number of shares as to which such person has:
            ---------------------------------------------
              (i) sole power to vote or to direct the
                  vote...........................................  229,940
             (ii) shared power to vote or to direct
                  the vote.......................................        0
            (iii) sole power to dispose or to direct the
                  disposition of.................................  229,940
             (iv) shared power to dispose or to direct the
                  disposition of.................................        0

Item 5      Ownership of Five Percent or Less of a Class:
            ---------------------------------------------
            Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person:
            ----------------------------------------------------------------
            Not Applicable


                               Page 3 of 5 Pages
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Item 7      Identification and Classification of the Subsidiary Which
            ---------------------------------------------------------
            Acquired the Security Being Reported on by the Parent Holding
            -------------------------------------------------------------
            Company:  Not Applicable
            -------
Item 8      Identification and Classification of Members of the Group:
            ----------------------------------------------------------
            Not Applicable

Item 9      Notice of Dissolution of Group:  Not Applicable
            -------------------------------

Item 10     Certification:  Not Applicable since statement is not being filed
            --------------
            under Rule 13d-1(b).

                               Page 4 of 5 Pages
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                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



/s/ Joyce P. Berry                    2/9/98
-----------------------------        ---------------
Joyce P. Berry                             Date